UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005

Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32649 (Commission File Number)	20-3126457 (IRS Employer Identification Number)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina (Address of principal executive offices)	28209 (Zip Code)
Registrant’s telephone number, including area code: (704) 940-2900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
SIGNATURES

ITEM 1.01 Entry into a Material Definitive Agreement
     On December 13, 2005, Cogdell Spencer LP (the “Operating Partnership”), a subsidiary of Cogdell Spencer Inc. (the “Company”), entered into a contract (the “Agreement”) giving the Operating Partnership the right, but not the obligation, to acquire a medical office building and garage (subject to a ground lease) located in the downtown submarket of Indianapolis, Indiana (the “Property”). The third-party seller is LHRET Indianapolis, LLC (the “Seller”).
     The aggregate purchase price for the Property is expected to be approximately $39.864 million, exclusive of transaction costs, financing fees and working capital reserves. We anticipate that the acquisition will be funded from borrowings under the Operating Partnership’s existing revolving credit facility. We expect this transaction to close during the first quarter of 2006.
     The Agreement provides for a 36-day due diligence period, which commenced on December 13, 2005. The Operating Partnership has the right to terminate the Agreement by written notice and without penalty for any reason or no reason at all during this due diligence period.
     In addition, the closing of the acquisition is subject to a right of first refusal in favor of the ground lessor, which entitles the ground lessor to a 45-day period to purchase the Property upon the greater of appraised fair market value or upon the same terms as agreed to between the Seller and the Operating Partnership, and a number of other customary conditions. If any of these conditions is not fulfilled or waived, then the Operating Partnership may terminate the Agreement without penalty. If the Operating Partnership elects not to close on the Property after the due diligence period, it will forfeit any earnest money deposits made.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.

By:	/s/ Frank C. Spencer

Name: Frank C. Spencer Title: Chief Executive Officer and President
Date: December 15 , 2005

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